Report of Independent Accountants


To the Board of Directors and Shareholders of The PBHG Funds, Inc:


In planning and performing our audit of the financial statements for the PBHGGrowth Fund, PBHG Emerging
Growth Fund, PBHG Large Cap Growth Fund,
PBHG Select Equity Fund, PBHG Limited Fund,
PBHG Large Cap 20 Fund, PBHG New Opportunities Fund,
PBHG Core Growth Fund, PBHG Large Cap Value Fund,
PBHG Mid-Cap Value Fund, PBHG Small Cap Value Fund, PBHG
Focused Value Fund, PBHG International Fund, PBHG
Cash Reserves Fund, PBHG Technology & Communications
Fund, and PBHG Strategic Small Company Fund of the
 PBHG Funds, Inc. (constituting The PBHG Funds, Inc.
hereafter referred to as the "Fund"), for the year ended March 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against
unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public
 Accountants.  A material weakness
is a condition in which the design or operation
 of one or more of the internal
control components does not reduce to a relatively
 low level the risk that
misstatements caused by error or fraud in amounts
 that would be material
in relation to the financial statements being audited
 may occur and not be
detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal
control and its operation, including controls for safeguarding securities, which we consider to be material weaknesses as defined above as of March 31, 2000.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these
 specified parties.



PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 12, 2000
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